EXHIBIT 5

                    Miller, Nash, Wiener, Hager & Carlsen LLP
                                Attorneys at Law
                        111 S.W. Fifth Avenue, Suite 3500
                           Portland, Oregon 97204-3699
                                 (503) 224-5858
                               (503) 224-0155 fax

                                December 3, 1998

Gardenburger, Inc.
1411 S.W. Morrison St., Ste. 400
Portland, Oregon  97205

Gentlemen:

         We have acted as counsel to Gardenburger, Inc. (the "Company"), in connection with the registration by the Company of up to 1,252,790 shares (the "Shares") of the Company's common stock, no par value (the "Common Stock"), of which 1,162,790 shares may be issued upon the conversion of $15,000,000 aggregate principal amount of the Company's 7% Convertible Senior Subordinated Notes (the "Notes") purchased by Dresdner Kleinwort Benson Private Equity Partners LP ("Dresdner"), 40,974 shares have been issued to Dresdner by the Company as payment of interest due and payable on the Notes on September 30, 1998, and up to 49,026 shares may be issued to Dresdner as payment of interest which may become due and payable on the Notes in the future. This opinion is being rendered in connection with a Registration Statement on Form S-3 (No. 333-56775) covering resales of the Shares with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Securities Act").

         In connection herewith, we have examined and relied as to matters of fact upon such certificates of public officials, certificates or copies certified to our satisfaction of the Articles of Incorporation and Bylaws of the Company (each amended through the date hereof), proceedings of the Board of Directors of the Company and other corporate records, documents, certificates and instruments as we have deemed necessary or appropriate in order to enable us to render the opinion expressed below.

         In rendering the following opinion, we have assumed the genuineness of all signatures on all documents examined by us, the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as certified or photostatic copies, and we have relied as to matters of fact upon statements and certifications of officers of the Company.

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         Based on the foregoing, we are of the opinion that the Shares are duly and validly authorized, 40,974 Shares have been validly issued and are fully paid and nonassessable and, as to 1,162,790 Shares, when such Shares have been issued upon the conversion of the Notes in accordance with their terms, such Shares will be validly issued, fully paid and nonassessable, and, as to 49,026 Shares, in the event such Shares are issued in payment of interest due and payable on the Notes in accordance with the terms of the Notes pursuant to a resolution duly adopted by the Company's Board of Directors in compliance with the Company's Articles of Incorporation and Bylaws and applicable law, such Shares will be validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the aforesaid Registration Statement on Form S-3 and to the use of our name under the caption "Legal Matters" in the Prospectus filed as a part thereof. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                                 Very truly yours,


                                 MILLER, NASH, WIENER, HAGER & CARLSEN LLP



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